Exhibit 2.1

[Execution Copy]

AGREEMENT AND PLAN OF MERGER

among

GENERAL ELECTRIC COMPANY,

CRANE MERGER SUB, INC.

and

CLARIENT, INC.

Dated as of October 22, 2010

i

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of October 22, 2010 (this “Agreement”) and is by and among General Electric Company, a New York corporation (“Parent”), Crane Merger Sub, Inc., a Delaware corporation and an indirect, wholly-owned Subsidiary of Parent (the “Purchaser”), and Clarient, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved this Agreement and the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement, the Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of Company Common Stock (the “Common Shares”) and all of the outstanding shares of Company Preferred Stock (the “Preferred Shares” and together with the Common Shares, the “Shares”), at a price per Common Share of $5.00 (such amount or any different amount per Common Share that may be paid pursuant to the Offer, the “Common Offer Price”) and a price per Preferred Share of $20.00 (such amount or any different amount per Preferred Share that may be paid pursuant to the Offer, the “Preferred Offer Price”), in each case payable net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby all Shares (other than Shares to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares) will be converted into the right to receive the applicable Merger Consideration, payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent necessary, adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the Board of Directors of the Purchaser has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Purchaser and its stockholder, and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, as a condition to and inducement to Parent’s and the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into Tender and Support Agreements with Parent and the Purchaser (the “Support Agreements”); and

WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1.

THE OFFER AND THE MERGER

1.1 The Offer.

(a) As promptly as practicable (and in any event within ten (10) Business Days) after the date hereof, the Purchaser shall (and Parent shall cause the Purchaser to) commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Offer to purchase all the outstanding Common Shares at the Common Offer Price and all the outstanding Preferred Shares at the Preferred Offer Price. The obligation of the Purchaser to commence the Offer shall be subject only to the condition that none of the events set forth in clauses (c)(i) through (c)(iv) of Annex I hereto shall have occurred and be continuing (and not waived by Parent or the Purchaser in their sole discretion), and the obligation of the Purchaser to accept for payment, purchase and pay for Shares validly tendered and not withdrawn pursuant to the Offer shall be subject only to: (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares (if any) then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Common Shares then outstanding (determined on a Fully Diluted Basis) (the “Minimum Condition”); and (ii) the satisfaction, or waiver by Parent or the Purchaser, of the other conditions and requirements set forth in Annex I.

(b) Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or the Purchaser, of the other conditions and requirements set forth in Annex I, the Purchaser shall (and Parent shall cause the Purchaser to) accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable after Purchaser is legally permitted to do so under applicable Law. For the avoidance of doubt, the Acceptance Time shall not occur (and Purchaser may not accept for payment any Shares tendered pursuant to the Offer) prior to the Initial Expiration Date or if the Minimum Condition is not satisfied. The Common Offer Price and Preferred Offer Price payable in respect of each Common Share and Preferred Share, respectively, validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e).

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other conditions and requirements set forth in Annex I. Parent and the Purchaser expressly reserve the right to increase the Common Offer Price and the Preferred Offer Price in proportion to each other or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise contemplated by this Agreement or as previously approved by the Company in writing, the Purchaser shall not (i) decrease the Common Offer Price or the Preferred Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) amend or modify any term, condition or requirement of the Offer in a manner adverse to the holders of Shares, (vi) add any additional condition to the Offer or (vii) extend or change the Expiration Date in a manner other than in accordance with this Agreement.

(d) Unless extended in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) Business Days following the commencement of the Offer (the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, the date on which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e) If on or prior to any then scheduled Expiration Date, all of the conditions to the Offer (including the Minimum Condition and the other conditions and requirements set forth in Annex I) have not been satisfied, or waived by Parent or the Purchaser, the Purchaser may, and, if requested by the Company, shall (and Parent shall cause the Purchaser to) extend the Offer for successive periods of up to ten (10) Business Days each, the length of each such period to be determined by Parent in its sole discretion, in order to permit the satisfaction of such conditions; provided, however, that neither Parent nor the Purchaser shall be required to extend the Offer (i) beyond April 22, 2011 (the “Outside Date”), (ii) if either of the conditions set forth in clause (c)(iii) or (c)(iv) of Annex I are not at such time satisfied in accordance with this Agreement (other than any such conditions that are not so satisfied or waived under circumstances in which the breach or breaches preventing such conditions from being satisfied may, by their nature, be cured by the Company through the exercise of its reasonable efforts for a period not greater than forty-five (45) days, in which case the Company may (if all other conditions set forth in clauses (c)(iii) and (c)(iv) of Annex I are satisfied) request one or more extensions of the Offer pursuant to this sentence for up to forty-five (45) days in the aggregate) or (iii) after the Company delivers or is required to deliver to Parent a notice with respect to an Acquisition Proposal that has been received by the Company in accordance with Section 5.4(c), except to the extent that (A) prior to the expiration of the Offer the Acquisition Proposal giving rise to such notice has been withdrawn or the Company Board has rejected the Acquisition Proposal giving rise to such notice and, in each case, the Company Board has reconfirmed the Company Board Recommendation and the withdrawal or rejection of such Acquisition Proposal, and the reconfirmation of the Company Board Recommendation has been publicly announced by the Company or (B) less than three (3) Business Days have elapsed since the Company has received such Acquisition Proposal and there has not been a Change of Board Recommendation. In addition, the Purchaser shall extend the Offer (i) for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the “SEC”) or its staff or (ii) following Parent’s receipt of written notice from the Company within the three (3) Business Day period immediately preceding (and including) the Expiration Date advising Parent that the Company Board intends to make a Change of Board Recommendation or terminate this Agreement pursuant to Section 5.4(d), until (and including) the third (3rd) Business Day following the date of such receipt.

(f) If necessary to obtain sufficient Common Shares and Preferred Shares to reach the Short Form Threshold (without regard to the exercise of the Top-Up Option), the Purchaser may, and, if requested by the Company, shall (and shall cause the Purchaser to), provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act of at least three (3) Business Days. Subject to the terms and conditions of this Agreement and the Offer, the Purchaser shall (and Parent shall cause the Purchaser to) immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during such “subsequent offering period”. The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g) The Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article 7. If this Agreement is terminated pursuant to Article 7, the Purchaser shall (and Parent shall cause the Purchaser to) promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by the Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, the Purchaser shall promptly return, and shall cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(h) As soon as practicable on the date of the commencement of the Offer, Parent and the Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and a form of summary advertisement (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and the Purchaser agree to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and the Purchaser agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

1.2 Company Actions.

(a) Contemporaneous with the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.4(d), contain the Company Board Recommendation. The Company shall use reasonable best efforts to obtain all necessary consents from the Company Financial Advisor to permit the Company to include in the Schedule 14D-9, in its entirety, the Fairness Opinion, and upon receipt of such consent, shall so include the Fairness Opinion in the Schedule 14D-9. The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation. The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel. In addition, the Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.

(b) Promptly after the date hereof and otherwise from time to time as requested by the Purchaser or its agents, the Company shall furnish or cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting Beneficial Owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of the Shares as of the most recent practicable date, and shall promptly furnish Purchaser with such information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting

Beneficial Owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating with the record and beneficial holders of Shares. In addition, in connection with the Offer, the Company shall, and shall use its reasonable best efforts to cause any third parties to, cooperate with Parent and the Purchaser to disseminate the Offer Documents to holders of Common Shares held in or subject to any Company Stock Plan or other Company Benefit Plan, and to permit such holders of Common Shares to tender Common Shares in the Offer.

1.3 Directors.

(a) After the Purchaser accepts for payment Shares tendered and not properly withdrawn pursuant to the Offer and this Agreement (the “Acceptance Time”), and at all times thereafter, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares Beneficially Owned by Parent, the Purchaser or any of their respective Affiliates bears to the total number of Common Shares then outstanding (including, in each case, any outstanding securities of the Company that are convertible or exchangeable into or exercisable for Common Shares on an as-converted basis). After the Acceptance Time, the Company shall, upon Parent’s request, take all actions as are necessary or desirable to enable Parent’s designees to be so elected or designated to the Company Board, including but not limited to promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by amending the Company Bylaws if necessary to increase the size of the Company Board) and/or promptly securing the resignations of such number of its incumbent directors, and shall cause Parent’s designees to be so elected or designated at such time. After the Acceptance Time, the Company shall also, upon Parent’s request, cause the directors elected or designated by Parent to the Company Board to serve on and constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the Marketplace Rules of the NASDAQ Global Market (“NASDAQ”). After the Acceptance Time, the Company shall also, upon Parent’s request, take all action necessary to elect to be treated as a “controlled company” as defined by NASDAQ Marketplace Rule 5615(c)(1) and make all necessary filings and disclosures associated with such status. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that Parent, the Purchaser or any of their respective Affiliates may have as a record holder or Beneficial Owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(b), including mailing to stockholders (together with the Schedule 14D-9) any information required by Section 14(f) and Rule 14f-1 to enable Parent’s designees to be elected or designated to the Company Board at the time or times contemplated by this Section 1.3. Parent shall supply or cause to be supplied to the Company any information with respect to Parent, the Purchaser, their respective officers, directors and Affiliates and proposed designees to the Company Board required by Section 14(f) and Rule 14f-1.

(c) After Parent’s designees are elected or designated to, and constitute a majority of, the Company Board pursuant to Section 1.3(a), and prior to the Effective Time, the Company shall cause the Company Board to maintain at least three directors who are members of the Company Board on the date hereof (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Company Board) so that the remaining Continuing Director or Continuing Directors shall be entitled to elect or designate another Person that satisfies the foregoing independence requirements to fill such vacancy, and such Person shall be deemed to be a Continuing Director for purposes of this Agreement. After Parent’s designees are elected or designated to, and constitute a majority of, the Company Board pursuant to

Section 1.3(a), and prior to the Effective Time, in addition to any approvals of the Company Board or the stockholders of the Company as may be required by the Company Certificate, the Company Bylaws or applicable Law, the affirmative vote of a majority of the Continuing Directors shall be required (i) for the Company to terminate this Agreement or amend this Agreement, (ii) for the Company to exercise, waive or extend the timeframe for any of the Company’s rights, benefits or remedies under this Agreement, (iii) except as otherwise contemplated by this Agreement, to amend the Company Certificate or the Company Bylaws, (iv) to take any other action of the Company Board under or in connection with this Agreement, or (v) authorize any Contract between the Company or any Company Subsidiary, on one hand, and Parent, the Purchaser or any of their respective Affiliates on the other hand. The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Company Board) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

1.4 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the Company Certificate shall, by virtue of the Merger, be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c) The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.5 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., Pacific time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, the Purchaser and the Company shall cause an appropriate certificate of ownership and merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time herein referred to as the “Effective Time”.

1.6 Written Consent of Stockholders to Approve the Merger. After the Acceptance Time and, if applicable, the completion of the subsequent offering period contemplated in Section 1.1(f), if approval of the stockholders of the Company is required under applicable Law to consummate the Merger, the Company, Parent and Purchaser shall promptly perform each of the covenants required of it under this Section 1.6.

(a) The Company shall prepare an information statement with respect to the Stockholder Consent (together with any amendments and supplements thereto and any other required materials, the “Information Statement”). Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Information Statement before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Information Statement, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Information Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Information Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Information Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.

(b) The Company, acting through the Company Board, shall, in accordance with and subject to the requirements of applicable Law: (i) as promptly as practicable after the Acceptance Time, in consultation with Parent, duly set a record date for an action by written consent of the stockholders of the Company (the “Stockholder Consent”) for the purpose of adopting this Agreement (with the record date to be set in consultation with Parent for a date after the Acceptance Time); (ii) as promptly as practicable after the execution and delivery of the Stockholder Consent, file the Information Statement with the SEC and cause the Information Statement to be printed and mailed to the stockholders of the Company and (iii) as promptly as practicable after the Company is legally permitted to do so under applicable Law, consummate the actions approved in the Stockholder Consent.

(c) Parent and Purchaser shall execute, or cause to be executed, the Stockholder Consent with respect to all of the Shares then owned of record by Parent and the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable in accordance with Section 251 of the DGCL.

1.7 Short Form Merger. Notwithstanding the terms of Section 1.6, if after the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by the Purchaser in accordance with this Agreement and the exercise of the Top-Up Option, Parent and the Purchaser shall then hold of record, in the aggregate, at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on the adoption of this Agreement under applicable Law (the “Short Form Threshold”), the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable without the vote or consent of the stockholders of the Company in accordance with Section 253 of the DGCL.

1.8 Top-Up Option.

(a) The Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth herein, to purchase at a price per share equal to the Common Offer Price an aggregate number of Common Shares (the “Top-Up Option Shares”) equal to the lowest number of Common Shares that, when added to the number of Common Shares owned by Parent, the Purchaser or their Affiliates at the time of such exercise, shall constitute one share more than ninety percent (90%) of the total Common Shares then outstanding on a Fully Diluted Basis (and assuming the issuance of the Top-Up Option Shares); provided, however, that the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of Common Shares pursuant thereto, the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares); provided, further, that in no event shall the Top-Up Option be exercisable for a number of Common Shares in excess of the Company’s total authorized and unissued Common Shares. Upon Parent’s request, the Company shall cause its transfer agent to certify in writing to Parent the number of Common Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares.

(b) Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares by delivery of either (i) cash for the full purchase price of the Top-Up Option Shares or (ii) (x) cash in an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (y) a promissory note (the “Promissory Note”) with a principal amount equal to the full purchase price of the Top-Up Option Shares less the amount of cash paid pursuant to immediately preceding clause (x), bearing simple interest at 6% per annum, and due 60 Business Days after the purchase of the Top-Up Option Shares.

(c) Provided that no applicable Law or regulation shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, the Purchaser may exercise the Top-Up Option on one or more occasions, in whole or in part, after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the valid termination of this Agreement.

(d) Each time that the Purchaser wishes to exercise the Top-Up Option, the Purchaser shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares that the Purchaser wishes to receive, and the place, time and date for the closing of the purchase and sale pursuant to the Top-Up Option (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to the Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”). At the Top-Up Closing, the Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares in accordance with Section 1.8(b) and the Company shall cause to be issued and delivered to the Purchaser a certificate or certificates representing the Top-Up Option Shares or, at the Purchaser’s request or otherwise if the Company does not then have certificated Common Shares, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by applicable Law.

ARTICLE 2.

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each Common Share issued and outstanding immediately prior to the Effective Time, other than Common Shares to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares, shall be converted into the right to receive the Common Offer Price (the “Common Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e), upon surrender of the Certificates or Book-Entry Shares formerly representing such Common Shares in accordance with Section 2.2.

(b) Conversion of Company Preferred Stock. Each Preferred Share issued and outstanding immediately prior to the Effective Time, if any, other than Preferred Shares to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares, shall be converted into the right to receive the Preferred Offer Price (the “Preferred Consideration” and together with the Common Consideration, the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e), upon surrender of the Certificates or Book-Entry Shares formerly representing such Preferred Shares in accordance with Section 2.2.

(c) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary, and all Shares owned of record by Parent, the Purchaser or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(d) Purchaser Common Stock. Each share of common stock, par value $0.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”). At or promptly after the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement, together with the aggregate Warrant Payments. Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case, which Shares were converted into the right to receive the applicable Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the applicable Merger Consideration. Upon surrender of Certificates and Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive the applicable Merger Consideration for each Share formerly represented by such

Certificates and for each Book-Entry Share. Any Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of any Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration in cash as contemplated by this Agreement, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the applicable Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). If, prior to six years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 2.2(b) to receive payment of the applicable Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding Rights. Parent, the Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Common Offer Price, Preferred Offer Price, Merger Consideration, Option Payment, Warrant Payment or other consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options or Company Warrants, as applicable, such amounts that Parent, the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law, including with respect to stock transfer Taxes payable by the seller. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, and, if reasonably required by Parent or the Paying Agent, the posting by such holder of a bond in customary amount and upon such terms as may be required by the Paying Agent or Parent as indemnity against any claim that may be made against the Paying Agent or Parent with respect to such Certificates, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1(a) and Section 2.1(b) hereof.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the applicable Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing. Notwithstanding anything to the contrary contained herein, each of Parent, Purchaser and the Company acknowledge and agree that in any appraisal proceeding under Section 262 of the DGCL with respect to Dissenting Shares and to the fullest extent permitted by applicable Law, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Option Shares or any cash or Promissory Note delivered by Purchaser to the Company as payment for any Top-Up Option Shares should be considered in connection with the determination of the fair value of the Dissenting Shares in accordance with Section 262(h) of the DGCL.

2.4 Treatment of Company Options; Restricted Stock; Stock Plans.

(a) Treatment of Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, (i) the vesting and exercisability of each then unexpired and unexercised option or similar rights to purchase Company Common Stock (the “Company Options”), granted under any stock option plan of the Company, including the Clarient, Inc. 2007 Incentive Award Plan, the Chromavision Medical Systems, Inc. 1996 Equity Compensation Plan, as amended from time to time, or any other plan, agreement or arrangement (collectively, the “Company Stock Plans”), held by any Person who is, to the extent required by the terms of the applicable Company Stock Plan or award agreement, then performing services as an employee, director or consultant of the Company immediately prior to the Effective Time, shall be fully accelerated, (ii) each Company Option with an exercise price per share of Company Common Stock that is greater than or equal to the Common Offer Price, without regard to the identity of the holder, shall be cancelled and terminated, and (iii) each Company Option with an exercise price per share of Company Common Stock that is less than the Common Offer Price, without regard to the identity of the holder, shall be deemed exercised and, at the Effective Time, shall be terminated and converted into the right to receive an amount (subject to any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(e)) equal to the product of (A) the total number of shares of Company Common Stock deemed to be issued upon the deemed exercise of such Company Option and (B) the excess, if any, of the Common Consideration over the exercise price per share of Company Common Stock previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”). From and after the Effective Time, any such deemed exercised

Company Option shall only entitle such holder to the payment of the Option Payments. Without limiting the foregoing, the Company shall take all necessary action under the Company Stock Plans and the stock option agreements evidencing the Company Options (including, to the extent necessary, obtaining consent of the holders of the Company Options) to effectuate the actions contemplated by this Section 2.4(a).

(b) Treatment of Restricted Stock. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, (i) the vesting of all restricted shares of Company Common Stock (the “Restricted Stock”) that are then unvested and awarded under the Company Stock Plans held by any Person who is, to the extent required by the terms of the applicable Company Stock Plan or award agreement, then performing services as an employee, director or consultant of the Company immediately prior to the Effective Time, shall be fully accelerated, and (ii) each then outstanding share of Restricted Stock shall be automatically converted into the right to receive the Common Consideration on the terms and conditions set forth in Section 2.1(a), subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). Without limiting the foregoing, the Company shall take all necessary action under the Company Stock Plans and the restricted stock award agreements evidencing the Restricted Stock (including, to the extent necessary, obtaining consent of the holders of the Restricted Stock) to effectuate the actions contemplated by this Section 2.4(b).

(c) Termination of Company Stock Plans. After the Effective Time, all Company Stock Plans shall be terminated and no further Company Options or other rights with respect to Shares shall be granted thereunder.

2.5 Treatment of Warrants. At the Effective Time, each warrant to purchase Common Shares that is issued, unexpired and unexercised immediately prior to the Effective Time (the “Company Warrants”) and not terminated pursuant to its terms in connection with the Merger shall be entitled to receive upon the exercise of such Company Warrant a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(e)) of an amount equal to the product of (i) the total number of Common Shares previously subject to such Company Warrant and (ii) the excess, if any, of the Common Consideration over the exercise price per Common Share previously subject to such Company Warrant (such amounts payable hereunder being referred to as the “Warrant Payments”). From and after the Effective Time, any such Company Warrant shall no longer be exercisable by the former holder thereof for any Common Shares or capital stock of the Surviving Corporation, but shall only entitle such holder to the payment of the Warrant Payment upon exercise of such Company Warrant. The Company shall give any necessary notices required under the Company Warrants that are required to consummate the transactions contemplated by this Agreement.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed prior to the date hereof (other than any disclosures therein under the caption “Risk Factors” and any other disclosures therein of risks that are predictive or forward-looking in nature), (ii) the corresponding Section of the disclosure schedule delivered by the Company to Parent and Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”), or (iii) any other Section of the Company Disclosure Schedule where it is reasonably apparent from the face of such disclosure that such disclosure relates to or qualifies any other Section or Subsection of this Agreement, the Company hereby represents and warrants to Parent and Purchaser as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company, each of its Subsidiaries (each a “Company Subsidiary”) and CPS is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company, each Company Subsidiary and CPS is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Kenneth Bloom is the sole stockholder of CPS and is a licensee in accordance with the requirements of the California Moscone-Knox Professional Corporations Act, Cal. Corp. Code §13401 et seq.

(b) The Company has delivered or caused to be delivered to Parent and the Purchaser true and complete copies of the currently effective certificate of incorporation of the Company, as amended or supplemented by certificates of designation, amendment, correction, elimination or other certificates listed on Section 3.1(b) of the Company Disclosure Schedule (the “Company Certificate”) and bylaws of the Company, as amended (the “Company Bylaws”), and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary and CPS. The Company is not in violation of the Company Certificate or Company Bylaws, and none of the Company Subsidiaries or CPS is in violation of its respective organizational or governing documents.

(c) Section 3.1(c) of the Company Disclosure Schedule sets forth a true and complete list of: (i) the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, (ii) the jurisdictions in which each of the Company, each Company Subsidiary and CPS is qualified to do business as a foreign corporation or other legal entity and (iii) the directors and officers of the Company, each Company Subsidiary and CPS, as of the date of this Agreement.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”) and 8,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on October 19, 2010, (A) 88,635,606 shares of Company Common Stock (other than treasury shares) were issued and outstanding, of which (i) all were validly issued and are fully paid, nonassessable and free of preemptive rights, and (ii) 2,354,917 shares are Restricted Stock, (B) no shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries or CPS, (C) 5,225,590 shares of Company Common Stock were available for issuance pursuant to the Company Stock Plans, (D) 8,199,523 shares of Company Common Stock were issuable upon exercise of Company Options outstanding as of such date, (E) 729,167 shares of Company Common Stock were reserved for issuance and issuable upon exercise of Company Warrants outstanding as of such date, and (F) the Company has obligations to issue up to 2,114,777 shares of Company Common Stock. As of the date hereof, 6,578,948 shares of Company Preferred Stock are designated as Series A Convertible Preferred Stock, of which 5,263,158 shares are issued and outstanding and convertible into 21,052,632 shares of Company Common Stock, which shares of Company Common Stock were reserved for issuance and issuable upon conversion of the Preferred Stock in accordance with the Company Certificate. Except as set forth in this Section 3.2(a) or as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company, any Company Subsidiary or CPS is a party or by which the Company, any Company Subsidiary or CPS is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, any Company Subsidiary or CPS, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company, any Company Subsidiary or CPS to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company, any Company Subsidiary or CPS. Since October 19, 2010, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 3.2(a) or Section 3.2(a) of the Company Disclosure Schedule.

(b) The Company has previously provided Parent with a true and complete list, as of the date hereof, of (i) each outstanding Company Option, the number of shares of Company Common Stock subject thereto, the grant date, the expiration date, the exercise price, the vesting schedule thereof, and the name of the holder thereof, and (ii) each outstanding share of Restricted Stock, the grant date, the vesting schedule thereof, and the name of the holder thereof. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Each Company Option and each Restricted Stock award has been granted pursuant to the Company’s form of stock option agreement and form of restricted stock award agreement, respectively, true and complete copies of which have been made available to Parent prior to the date hereof.

(c) The Company has previously provided Parent with a true and complete list, as of the date hereof, of each outstanding Company Warrant, the grant dates, expiration dates, exercise price and vesting schedules thereof and the names of the holders thereof. All shares of Company Common Stock subject to issuance under the Company Warrants, upon issuance prior to the Effective Time on the terms and conditions specified in Company Warrants, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All outstanding Company Warrants have been granted pursuant to the warrant agreements identified on Section 3.2(c) of the Company Disclosure Schedule, true and complete copies of which have been provided to Parent prior to the date hereof.

(d) Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company, any Company Subsidiary or CPS (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company, any Company Subsidiary or CPS. Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary and CPS is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company, another Company Subsidiary or, in the case of CPS, by an officer of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s, such other Company Subsidiary’s, or such officer’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Company Subsidiary.

3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the Company Stockholder Approval (if required by applicable Law). This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the execution of this Agreement or the Support Agreements or the consummation of the transactions contemplated hereby or thereby, including the Offer and the Merger, without any further action on the part of the stockholders or the Company Board. True and complete copies of all Company Board resolutions reflecting such actions have been previously provided to Parent. No other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger or any other transaction contemplated by this Agreement or the Support Agreements.

3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Certificate or Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary or CPS; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company, any Company Subsidiary, CPS or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company, any Company Subsidiary or CPS (including, but not limited to, Company-Owned IP and Company-Licensed IP) pursuant to, any Contract, Company Permit or other instrument or obligation to which the Company, any Company Subsidiary or CPS is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.5 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) the Company Stockholder Approval, (c) compliance with any applicable requirements of the HSR Act or any similar merger notification Laws of any non-U.S. Governmental Entity applicable to the transactions contemplated by this Agreement, (d) compliance with the applicable requirements of the Exchange Act and the Securities Act, (e) compliance with any applicable Blue Sky Laws set forth in Section 3.5 of the Company Disclosure Schedule, (f) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (g) such filings as may be required under the rules and regulations of NASDAQ, and (h) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, would not be material to the Company, the Company Subsidiaries or CPS, taken as a whole, or prevent or materially delay, or would reasonably be expected to prevent or delay, the Offer or the Merger or performance by the Company of any of its material obligations under this Agreement.

3.6 Permits; Compliance With Law.

(a) Each of the Company, each Company Subsidiary and CPS is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company, each Company Subsidiary or CPS to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to possess, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, none of the Company, any Company Subsidiary, CPS, the officers, directors, managing employees, agents (or any combination thereof) in the Company, Company Subsidiaries or CPS is, or since December 31, 2007 has been, in conflict with, or in default or violation of, any Law applicable to the Company, any Company Subsidiary or CPS or by which any property or asset of the Company, any Company Subsidiary or CPS is bound or affected, including, but not limited to, state corporate practice of medicine Laws and regulations; state professional fee-splitting Laws and regulations; state Laws related to the privacy or security of health information; any requirements applicable to any Company Permits; the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act; the Federal Health Care Programs criminal penalties Law (42 U.S.C. § 1320a-7b), including, but not limited to, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)); the Stark Law (42 U.S.C. §§ 1395nn), including any anti-markup or other pertinent provisions located in annual updates to the Physician Fee Schedule Final Rule and the Inpatient Prospective Payment System Final Rule; any applicable state fraud and abuse prohibitions, including those that apply to all payors (governmental, commercial insurance and self-payors), including, but not limited to, California Business and Professions Code §§ 650, 650.01, 650.02, and 655.5; the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)); the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the civil monetary penalty Laws (42 U.S.C. § 1320a-7a); the Program Fraud and Civil Remedies Act (31 U.S.C. § 3801 et seq.); the criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001); the federal TRICARE statute (10 U.S.C. § 1071 et seq.); the federal Veterans’ Benefits Laws (Title 38 of the United States Code); the Genetic Information Nondiscrimination Act (Pub. L. No. 110-233, 122 Stat. 881 (2008)); any federal or state genetic testing Laws, genetic privacy Laws or telemedicine Laws; the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a et seq.); the federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.); the exclusion Laws (42 U.S.C. § 1320a-7); any federal or state billing or reimbursement Laws or related guidance issued by the Centers for Medicare and Medicaid Services or any applicable State Medicaid agency; and the regulations promulgated pursuant to such Laws, each as amended from time to time, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, none of the Company, any Company Subsidiary, or CPS is currently, or has it been since December 31, 2005: (i) subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or similar agreements or orders mandating or prohibiting future or past activities; (ii) under investigation by the Department of Justice, the Office of the Inspector General of the U.S. Department of Health and Human Services, the Centers for Medicare and Medicaid Services, any state Attorney General, state Medicaid Agency, qui tam relator, or the FDA for contracting, promotional, billing, coding, reimbursement or other fraud and abuse or related issues; or (iii) suspended or debarred from contracting with the federal government.

(d) Except as set forth in Section 3.6(d) of the Company Disclosure Schedule (x) or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company, the Company Subsidiaries and CPS, as applicable, meets all requirements of eligibility, participation, claims submission and payment of the Federal Heath Care Programs and other third party payment programs and will take all steps necessary to ensure continued enrollment in these programs before and after Closing Date, and (y) none of the Company, the Company Subsidiaries, CPS or, to the Company’s Knowledge, any of their respective officers, directors or employees, agents or contractors or, to the Company’s Knowledge, any natural Person with Beneficial Ownership of 5% or more of the outstanding voting securities of the Company, any Company Subsidiary or CPS, has been or is currently excluded from participation in any such Federal Health Care Program.

(e) The representations and warranties contained in this Section 3.6 shall not apply to the specific subject matters addressed in each of Sections 3.13, 3.14, 3.17, 3.18 and 3.19, each of which are the sole and exclusive representations and warranties of the Company pertaining or relating to the specific subject matters contained therein.

3.7 Privacy Matters. The Company, CPS and certain of the Company Subsidiaries are considered to be “Covered Entities” and “Business Associates,” as such terms are defined in 45 C.F.R. § 160.103, and are covered by the Health Insurance Portability and Accountability Act of 1996 Administrative Requirements codified at 45 C.F.R. Parts 160 and 162 (the “Transactions Rule”) and the HIPAA Security and Privacy Requirements codified at 45 C.F.R. Parts 160 and 164 (the “Privacy and Security Rules”), each as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (collectively, “HIPAA”). Except as set forth in Section 3.7 of the Company Disclosure Schedule, each of the Company, CPS, and the Company Subsidiaries (i) is currently compliant in all material respects with any and all of the applicable requirements of HIPAA, including all requirements of the Transactions Rule and the Privacy and Security Rules, and (ii) is not subject to, and is not aware of any current or, since December 31, 2007, historic facts or circumstances that could reasonably be expected to give rise to, any material civil or criminal penalty or any investigation, claim or process by the Office of Civil Rights of the United States Department of Health and Human Services or any other governmental agency enforcing HIPAA, or any other third party, except in the case of (i) and (ii) above as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.7 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the operation of PathSite by the Company, any Company Subsidiary or CPS is and has at all times been in compliance with HIPAA and (ii) there has been no unauthorized use or disclosure of “Protected Health Information” or “Breach” of “Unsecured Protected Health Information” (as such terms are defined in HIPAA) by the Company, any Company Subsidiary or CPS.

3.8 SEC Filings; Financial Statements

(a) Since January 1, 2008, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company, any Company Subsidiary or CPS with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries or CPS is currently required to file any forms, reports or other documents with the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents (collectively, the “Company Financial Statements”) (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the consolidated Company Subsidiaries in all material respects, (B) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein.

(b) Without limiting the generality of Section 3.7, (i) Deloitte & Touche LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the Knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

3.9 Internal Controls; Sarbanes-Oxley Act.

(a) The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(b) Neither the Company nor any Company Subsidiary nor CPS nor, to the Knowledge of the Company, any their respective directors, officers, auditors, accountants or representatives has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, that the Company, any Company Subsidiary or CPS has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company, any Company Subsidiary or CPS has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any Company Subsidiary, or CPS or any of their respective officers, directors, employees or agents, to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

(c) Since January 1, 2008, the Company has not received any written notification of any (x) “significant deficiency” or (y) “material weakness” in the Company’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

3.10 Books and Records. The books and records of the Company, CPS and each Company Subsidiary have been, and are being, fully, properly and accurately maintained in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions. The minute books of the Company, CPS and each Company Subsidiary, all of which have been made available by the Company to Parent, contain complete and correct records of all meetings and other corporate actions held or taken since January 1, 2008 of their respective stockholders (or equivalent) and boards of directors (or equivalent), including committees of their respective boards of directors (or equivalent).

3.11 No Undisclosed Liabilities. Except for those liabilities and obligations (a) specifically reserved against or provided for in the audited consolidated balance sheet of the Company as of December 31, 2009 or in the notes thereto, (b) incurred in the ordinary course of business since December 31, 2009, (c) which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or (d) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Offer and the Merger, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, absolute, determined, determinable, fixed or contingent which would be required to be recorded or reflected on a balance sheet or the notes thereto under GAAP.

3.12 Absence of Certain Changes or Events.

(a) Since December 31, 2009, the Company, the Company Subsidiaries and CPS have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b) Since December 31, 2009, there has not been any Company Material Adverse Effect or any change, event, development, condition, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(c) There has not been any action taken by the Company, any Company Subsidiary or CPS from December 31, 2009 through the date of this Agreement to:

(i) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock;

(ii) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or any other securities;

(iii) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(iv) make or change any material tax election or settle or compromise any material liability for Taxes;

(v) write up, write down or write off the book value of any assets, in the aggregate, in excess of $500,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(vi) initiate, compromise or settle any litigation, proceeding or investigation that is material to the Company, CPS or the Company Subsidiaries taken as a whole, other than settlements or compromises of litigation (A) where the amount paid does not exceed $500,000 or (B) that do not involve equitable relief or admission of wrongdoing or misconduct; or

(vii) except as required to comply with applicable Law or any Company Benefit Plan as in effect as of December 31, 2009, (A) increase the compensation or benefits payable to its directors, officers or employees, except for increases in salaries or wages in the ordinary course of business consistent with past practices; (B) grant any material severance or termination pay which will become due and payable on or after the Effective Time; or (C) adopt, enter into, establish, amend, modify or terminate any Company Benefit Plan, except to reflect changes in plan administration.

3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral and whether or not subject to ERISA) providing compensation or other benefits to any current or former director, officer or employee (or to any dependent or beneficiary thereof) of the Company, CPS or any ERISA Affiliate (as defined below)), which are maintained, sponsored or contributed to by the Company, CPS or any ERISA Affiliate, or to which the Company, CPS or any ERISA Affiliate has any obligation or liability (contingent or otherwise) including, without limitation, all employment, collective bargaining, incentive, bonus, deferred compensation, severance, change of control, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). For purposes of this Section 3.13, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(b) With respect to each Company Benefit Plan, the Company has provided to the Parent a true and complete copy of (i) such Company Benefit Plan including any amendments thereto, (ii) the most recent annual report (Form 5500) and all schedules thereto filed with the IRS, if applicable, (iii) the most recent actuarial report and IRS determination or opinion letter, if applicable, (iv) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Benefit Plan and (v) written descriptions of the material terms of all non-written Company Benefit Plans.

(c) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and all applicable Laws, except for any failure to so operate and administer any Company Benefit Plan that would not, individually or in the aggregate, result in material liability.

(d) There is no pending or, to the Company’s Knowledge, threatened legal action, suit or claim against the Company Benefit Plans, the assets of any of the trusts under such Company Benefit Plans or the sponsor or administrator of any of the Company Benefit Plans, or against any fiduciary of the Company Benefit Plans (other than routine claims for benefits) that would, individually or in the aggregate, result in material liability, including any audit or inquiry from the Internal Revenue Service or the United States Department of Labor or other Governmental Entity.

(e) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code either (i) has received a favorable determination letter from the IRS as to its qualified status and the tax-exempt status of such Company Benefit Plan’s related trust, or the remedial amendment period for such Company Benefit Plan has not yet expired, or (ii) may rely upon a favorable prototype opinion letter from the Internal Revenue Service, and to the Company’s Knowledge no fact or event has occurred or exists that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the tax-exempt status of such Company Benefit Plan’s related trust.

(f) Neither the Company nor any Company Subsidiary nor any “party in interest” or “disqualified person” with respect to the Company Benefit Plans has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) or in a violation of any other applicable Laws comparable to such provisions of the Code or ERISA, which, in each case, would reasonably be expected to result in material liability. To the Company’s Knowledge, neither it nor any other fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

(g) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation (contingent or otherwise) to contribute to, or has, within the past six years, sponsored, maintained, contributed to or had an obligation (contingent or otherwise) to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA.

(h) Except as contemplated by Section 2.4 or as set forth on Section 3.13(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any oral or written agreement or plan binding the Company or any Company Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(i) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans (including workers’ compensation) as of the date of this Agreement have been made in all material respects by the due date thereof (including any valid extension), or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Financial Statements prior to the date of this Agreement.

(j) None of the Company Benefit Plans provide for post-employment life or health insurance, or other welfare benefits coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable Law. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA.

(k) The Company has no obligation to reimburse any individual with respect to any penalty tax on the individual imposed by Section 409A of the Code. The Company Benefit Plans are, to the extent applicable, in material compliance with Section 409A of the Code and applicable guidance issued by the IRS thereunder.

(l) Except as set forth on Section 3.13(l) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has a contract, plan or commitment to create any additional Company Benefit Plan or to modify any existing Company Benefit Plan, except to the extent required by Law.

(m) Other than the payments or benefits that may be made to the persons listed on Section 3.13(m) of the Company Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any employee of the Company, any Company Subsidiary or CPS or any other individual who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company that, individually or in the aggregate, could, as a result of the consummation of the transactions contemplated hereby, give rise to the payment of any amount that otherwise would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

3.14 Labor and Other Employment Matters.

(a) Except as set forth on Section 3.14(a) of the Company Disclosure Schedule, (i) there is no labor strike, material labor dispute, or concerted work stoppage pending as of the date of this Agreement or, to the Company’s Knowledge, threatened, and (ii) since December 31, 2007, (A) none of the Company, any Company Subsidiary or CPS has experienced any labor strike or material labor dispute and (B) each of the Company, each Company Subsidiary and CPS has complied with all material applicable labor Laws in connection with the employment of its employees. Neither the Company nor any Company Subsidiary nor CPS is a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement or other contract or arrangement with a labor union or other labor organization recognizing it as the employees' representative. To the Company’s Knowledge, there is no activity involving any employees of the Company or any Company Subsidiary seeking to certify a collective bargaining unit or engaging in any other organizational activity.

(b) Each of the Company, each Company Subsidiary and CPS is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, except as would not individually or in the aggregate, result in material liability.

(c) The Compensation Committee of the Company Board is (and at all times during the past twelve (12) months was, and at all times from the date of this Agreement to the first date on which the Parent’s designees constitute a majority of the Company Board pursuant to Section 1.4 will be) composed solely of “independent directors” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto (“Independent Directors”). The Company Board, at a meeting duly called and held, has determined that each of the members of the Compensation Committee of the Company Board is an Independent Director. On or prior to the date hereof, the Compensation Committee of the Company Board, at a meeting duly called and held, approved each Company Compensation Arrangement as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”), and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance to Rule 14d-10(d)(2) under the Exchange Act. For purposes of this Agreement, “Company Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement between the Company, any Company Subsidiary or CPS, on the one hand, and any holder of Shares who is or was a director, officer or employee of the Company, any Company Subsidiary or CPS, on the other hand, entered into during the twelve (12) months immediately prior to the date hereof, and (ii) any Company Options awarded to, or any acceleration of vesting of any Company Options held by, any holder of Shares who is or was a director, officer or employee of the Company, any Company Subsidiary or CPS during the twelve (12) months immediately prior to the date hereof.

3.15 Contracts; Indebtedness.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list of each Contract to which the Company, any Company Subsidiary or CPS is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories:

(i) any agreement that limits in any material respect the freedom of the Company, any Company Subsidiary, CPS or any of the Company’s current or future Affiliates to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area;

(ii) any joint venture or partnership agreement;

(iii) any agreement that involves future expenditures or receipts by the Company, any Company Subsidiary or CPS of more than $750,000 in any one year period that cannot be terminated on less than ninety (90) days notice without material payment or penalty;

(iv) any acquisition agreement with a purchase price in excess of $500,000 or that contains “earn-out” provisions or other contingent payment obligations;

(v) any divestiture agreement with a purchase price in excess of $500,000 or that contains ongoing indemnification obligations or other material obligations;

(vi) any agreement relating to indebtedness for borrowed money or any financial guaranty in excess of $500,000;

(vii) any lease, sublease or other similar Contract, in each case with respect to the Leased Real Property (“Lease Agreements”);

(viii) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ix) any Contract with (A) any Governmental Entity, (B) any prime contractor to any Governmental Entity (provided that such Contract relates to a Government Contract of such prime contractor), or (C) any subcontractor to any Governmental Entity or to any prime contractor or subcontractor to any Governmental Entity (provided that such Contract relates to a Government Contract of such subcontractor) (“Government Contracts”);

(x) any consulting arrangement with a physician;

(xi) any other agreement which would prohibit or materially delay the consummation of the Offer or the Merger or any other transaction contemplated by this Agreement or that would result, or be reasonably likely to result, in a Company Material Adverse Effect.

Each Contract of the type described in this Section 3.15(a) is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract have been provided by the Company to Parent, or publicly filed with the SEC.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Material Contract is a valid, binding and enforceable obligation of the Company, the Company Subsidiaries or CPS and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (2) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (ii) each Company Material Contract is in full force and effect and, upon consummation of the Offer or the Merger, shall continue to be in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence; (iii) the Company, each Company Subsidiary and CPS has performed all obligations required to be performed by it under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed all obligations required to be performed by it under such Company Material Contract; (iv) none of the Company, any Company Subsidiary or CPS knows of, or has received notice of, any violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound or affected; and (v) none of the Company, any Company Subsidiary or CPS has received any notice from any other party to any such Company Material Contract, or otherwise has any Knowledge, that such party intends to terminate, or not renew, any such Company Material Contract.

3.16 Litigation.

(a) As of the date hereof, there is no material suit, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Company Subsidiary or CPS (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company, any Company Subsidiary or CPS or that challenges the validity or propriety of the Offer or the Merger, or otherwise seeks to prevent or materially delay consummation of the Offer or the Merger or performance by the Company of its material obligations under this Agreement.

(b) None of the Company, any Company Subsidiary or CPS is subject to any material outstanding order, writ, injunction, judgment, decree or arbitration ruling, award or other finding.

3.17 Environmental Matters.

(a) Each of the Company, each Company Subsidiary and CPS (i) is in material compliance with all applicable Environmental Laws, (ii) has obtained and maintains all material Environmental Permits necessary to conduct their current operations, (iii) is in material compliance with their respective Environmental Permits.

(b) None of the Company, any Company Subsidiary or CPS has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in material violation of, or have material liable under, any Environmental Law and, to the Knowledge of the Company, no such notices, demands, letters, claims or requests are threatened.

(c) None of the Company, any Company Subsidiary or CPS (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) is an indemnitor in connection with any material claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances or has assumed, by Contract or operation of Law, any material liability or obligation under Environmental Law of another Person.

(d) None of the real property owned or leased by the Company, any Company Subsidiary or CPS is listed or, to the Knowledge of the Company, proposed for listing on the “National Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup and, to the Knowledge of the Company, there has been no spill, release or exposure to any Hazardous Substance at any property currently or formerly owned, leased or occupied by the Company, any Company Subsidiary, CPS or any predecessor of any of them.

(e) There is no site to which the Company, any Company Subsidiary, CPS or any predecessor of any of them has transported or arranged for the transport of Hazardous Substances which is or, to the Knowledge of the Company, may become the subject of any environmental action.

(f) The Company has made available correct and complete copies of all audits, studies, analyses, site exit assessments and results of investigations concerning environmental or health and safety matters relating to the Company, the Company Subsidiaries and CPS or any property currently or formerly owned, leased or occupied by any of them or any of their predecessors which are in the possession of the Company, any Company Subsidiary, or CPS.

3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the following Company-Owned IP: (i) for each jurisdiction in which each Patent Right within the Company-Owned IP has been issued or filed, the patent number or patent application serial number, the date filed or issued, and the present status thereof; (ii) for each country in which each Trademark within the Company-Owned IP has been registered, filed, or is being used, the application serial number or registration number, the first date of use, and the class of goods covered, as the case may be; (iii) each internet domain name within the Company-Owned IP; (iv) for each country in which each Copyright within the Company-Owned IP has been registered, the number and date of registration; and (v) all Software within the Company-Owned IP that is material to conducting the business of the Company, Company Subsidiary or CPS.

(b) Except as set forth on Section 3.18(b) of the Company Disclosure Schedule, none of the Patent Rights, Copyrights or Trademarks in the Registered IP is (i) to the Knowledge of the Company, invalid or unenforceable in whole or in part, or (ii) subject to any written legal claim, order, action or proceeding challenging the validity or enforceability thereof, except in the ordinary course of prosecution and maintenance in the applicable patent offices.

(c) Except as set forth on Section 3.18(c) of the Company Disclosure Schedule, all Company-Owned IP that was developed by current or former employees, consultants, or independent contractors of the Company, the Company Subsidiaries or CPS, or other parties involved in the development or enhancement of Company-Owned IP (if not owned as a matter of law), has been assigned to the Company free and clear of all Liens (other than Permitted Liens), a Company Subsidiary or CPS and to the Knowledge of the Company there are no claims by such employees, consultants, independent contractors or other third parties asserting any ownership interest in such Company-Owned IP. The Company, each Company Subsidiary and CPS have taken reasonable steps to safeguard and maintain the secrecy and confidentiality of Know-How included in the Company-Owned IP. Without limiting the foregoing: (i) to the Knowledge of the Company, there has been no misappropriation by any Person of any of the Know-How or other confidential information that is part of the Company-Owned IP; and (ii) to the Knowledge of the Company, no current or former employee, consultant, or independent contractor of the Company, any Company Subsidiary or CPS is in default or has breached any term of any Contract with the Company, any Company Subsidiary or CPS relating to nondisclosure, assignment of inventions, or the protection, ownership, development, use or transfer of the Company-Owned IP.

(d) Section 3.18(d)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of all Contracts pursuant to which the Company, any Company Subsidiary or CPS has licensed Company-Licensed IP (“IP Licenses”). None of the Company, any Company Subsidiary or CPS has materially breached (as that term is defined in the applicable license agreement) any provision in any IP License set forth on Section 3.18(d)(i) of the Company Disclosure Schedule. Except as set forth on Section 3.18(d)(ii) of the Company Disclosure Schedule, (i) the Company, a Company Subsidiary or CPS has the right to make, use, sell, offer for sale and import (or have a third party conduct those activities on the Company’s behalf) pursuant to license, sublicense, agreement or other permission all Company-Licensed IP in accordance with the terms of such license, sublicense, agreement or other permission, and (ii) the consummation of the transactions contemplated hereby will not conflict with or impair any such right to make, use, sell, offer for sale or import.

(e) Except as disclosed in Section 3.18(e) of the Company Disclosure Schedule, (i) the Company, a Company Subsidiary or CPS has not licensed any rights under Company-Owned IP or Company-Licensed IP to any third party, (ii) none of the Company, any Company Subsidiary or CPS has any obligation to transfer or has transferred to a third party any portion of their ownership of any Company-Owned IP or any of their interest in any Company-Licensed IP, (iii) after the Effective Time all Company-Owned IP will be fully transferable, alienable, or licensable by Parent without restriction of any kind to any third party, and (iv) there is no Contract, Lien, governmental order, decree or judgment other than Permitted Liens restricting the ability of the Company, a Company Subsidiary or CPS to make, sell, offer to sell, license, lease, transfer, export, import, use, reproduce, distribute, modify or otherwise exploit any Company-Owned IP.

(f) Except as set forth in Section 3.18(f) of the Company Disclosure Schedule, no third party has alleged in writing to the Company that making, selling, offering to sell, exporting, importing, using, reproducing, distributing by the Company, any Company Subsidiary or CPS (or having an entity conduct any of those activities on the behalf of the Company, a Company Subsidiary, or CPS) any of their respective products or services does or did (i) infringe on any Patent Rights, Trademarks, or Copyrights of such third party or (ii) constitute a misuse or misappropriation of the Know-How of such third party.

(g) All Registered IP, including registered Patent Rights, registered Trademarks and registered Copyrights owned by the Company, a Company Subsidiary or CPS have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Entity in each jurisdiction in which the Company or any of its Subsidiaries has sought to register such rights; and (ii) where Company-Owned Intellectual Property has been issued or registered, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(h) The Company, Company Subsidiaries and CPS have taken commercially reasonable steps to protect their rights in respect to Company-Owned IP or Company-Licensed IP, including complying with appropriate marking/notice requirements and maintenance of privacy and confidentiality requirements, and, to the Knowledge of the Company, no such rights, including any right to prevent other Persons from using any such Company-Owned IP or Company-Licensed IP, have been lost or are reasonably expected to be lost through failure to act by the Company, a Company Subsidiary or CPS. None of the Company, Company Subsidiaries or CPS has agreed to waive any rights in Company-Owned IP or Company-Licensed IP.

(i) To the Knowledge of the Company, no Person has infringed upon or misappropriated any of the Company-Owned IP. None of the Company, any Company Subsidiary, or CPS has brought any legal action against a third party regarding the violation of Company-Owned IP or breach of any Company-Licensed IP.

(j) Except as disclosed in Section 3.18(j) of the Company Disclosure Schedule: (i) the Company, Company Subsidiaries and CPS have maintained and protected Software included in the Company-Owned IP, including all source code and system specifications, with appropriate proprietary notices (including the notice of copyright in accordance with the requirements of 17 U.S.C. § 401), confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the trade secrets and Copyrights contained therein or relating thereto; (ii) any Software included in the Company-Owned IP includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or “proprietary”) language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by Seller; (iii) any Software included in the Company-Owned IP operates in accordance with and conforms in all material respects to any specifications, manuals, guides, descriptions and other similar documentation, in written or electronic form, made available by the Company, Company Subsidiaries or CPS to customers, end-users and resellers; (iv) the Software included in the Company-Owned IP is not licensed pursuant to a so-called “open source” license and does not incorporate and is not based on any Software that is licensed pursuant to a so-called “open source” license; and (v) the Software included in the Company-Owned IP complies with all applicable Requirements of Laws relating to the export or re-export of the same.

3.19 Tax Matters.

(a) The Company, each Company Subsidiary and CPS have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed in accordance with all applicable Laws, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. All material Taxes due and owing by the Company, each Company Subsidiary and CPS whether or not shown as due on such Tax Returns have been paid.

(b) The federal income Tax Returns of the Company, each Company Subsidiary and CPS have been examined by the appropriate taxing authority or the period for assessment of the income Taxes in respect of which such federal income Tax Returns were required to be filed has expired.

(c) There are no audits or other administrative proceedings or court proceedings presently pending with regard to any material Taxes of the Company, any Company Subsidiary or CPS and none of the Company, any Company Subsidiary or CPS has received a written notice of any audits or proceedings that are reasonably likely to result in material liability for additional Taxes. None of the Company, any Company Subsidiary or CPS has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any open tax year, which waiver or extension remains in effect.

(d) There are no material Liens for Taxes other than Permitted Liens upon any assets of the Company, any Company Subsidiary or CPS.

(e) The Company, each Company Subsidiary and CPS have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(f) None of the Company, any Company Subsidiary or CPS has any material liability for the Taxes of any other Person (other than Taxes of the Company, the Company Subsidiaries or CPS) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) pursuant to any Tax allocation agreement (except agreements solely with each other or agreements with third parties made in the ordinary course of business the primary subject matter of which is not tax), or as a transferee, by contract, or otherwise.

(g) None of the Company, any Company Subsidiary or CPS has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) None of the Company, any Company Subsidiary or CPS has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) Within the two-year period ending on the Closing Date, none of the Company, any Company Subsidiary or CPS has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(j) None of the Company, any Company Subsidiary or CPS is a party to or bound by any material tax sharing agreement or tax indemnity agreement, arrangement or practice (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority), except agreements solely with each other or agreements with third parties made in the ordinary course of business the primary subject matter of which is not tax.

(k) For federal income tax purposes, to the Knowledge of the Company, the acquisition of Applied Genomics, Inc., a Delaware corporation, in December 2009 qualified as a “reorganization” within the meaning of Section 368 of the Code.

3.20 Insurance. The Company has made available to Parent true and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company, the Company Subsidiaries and CPS (the “Insurance Policies”). Section 3.20 of the Company Disclosure Schedule contains a true and complete list of the Insurance Policies.

3.21 Properties and Assets. The Company, the Company Subsidiaries and CPS have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement, subject to Permitted Liens. The assets and properties (in each case, tangible or intangible) owned or used by the Company, any Company Subsidiaries or CPS are in satisfactory condition for their current use, subject to reasonable wear and tear.

3.22 Real Property.

(a) There is no real property and no interest in real property owned in fee by the Company, any Company Subsidiary or CPS.

(b) Section 3.22(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company, any Company Subsidiary or CPS (collectively, the “Leased Real Property”), (ii) the address for each Leased Real Property, (iii) a description of the applicable lease, sublease or other agreement therefore and any and all amendments, modifications, side letters relating thereto and (iv) the current rent amounts payable by the Company, any Company Subsidiary or CPS related to each Leased Real Property. No Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Leased Real Property, other than Permitted Liens.

(c) Each parcel of Leased Real Property is in material compliance with all existing Laws applicable to such Leased Real Property. None of the Company, any Company Subsidiary or CPS has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and there are no such proceedings threatened, affecting any portion of the Leased Real Property and none of the Company, any Company Subsidiary or CPS has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Leased Real Property.

3.23 Opinion of Financial Advisors. The Company Board has received from Goldman, Sachs & Co. (the “Company Financial Advisor”) its opinion (the “Fairness Opinion”), subject to the limitations, qualifications and assumptions set forth therein, that the $5.00 per share in cash to be paid to the holders of Company Common

Stock (other than Parent and its Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall provide a true and complete signed copy of such opinion to Parent solely for information purposes as soon as practicable after the date of this Agreement; provided, however, that neither Parent nor Purchaser may rely upon such opinion.

3.24 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities laws and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or the Purchaser in writing expressly for inclusion therein.

3.25 Information in the Information Statement. The Information Statement (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing expressly for inclusion in the Information Statement. The Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities laws.

3.26 Required Vote. The affirmative vote or consent of the holders of a majority of the voting power of the outstanding Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted basis (collectively, the “Company Stockholder Approval”), is the only vote or consent of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the Merger.

3.27 Brokers. Except for the Company’s obligations to the Company Financial Advisor, neither the Company nor any stockholder, director, officer, employee or Affiliate of the Company, has incurred or will incur on behalf of the Company, any Company Subsidiary or CPS, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Offer and the Merger. The Company has delivered to Parent complete and accurate copies of all contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Parent and the Purchaser hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of New York, in the case of Parent, and Delaware, in the case of the Purchaser, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and the

Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger. Subject to the adoption of this Agreement (following its execution) by Parent as the sole stockholder of the Purchaser, the execution and delivery of this Agreement by each of Parent and Purchaser, as applicable, and the consummation by Parent and the Purchaser of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporation action, and no other corporate proceedings on the part of Parent or the Purchaser and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3 No Conflict. None of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by Parent or the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or the Purchaser; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or the Purchaser or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent, the Purchaser or any Parent Subsidiary pursuant to, any Contract, permit or other instrument or obligation to which Parent, the Purchaser or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and the Purchaser, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by Parent and the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act or any similar merger notification Laws of any non-U.S. Governmental Entity applicable to the transactions contemplated by this Agreement, (c) compliance with the applicable requirements of the Exchange Act and the Securities Act, (d) filings with the SEC as may be required by Parent or the Purchaser in connection with this Agreement and the transactions contemplated hereby, (e) such filings as may be required under the rules and regulations of NASDAQ, and (f) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, would not be material to Parent or the Purchaser, taken as a whole, or prevent or materially delay, or would reasonably be expected to prevent or delay, the Offer or the Merger or performance by Parent of any of its material obligations under this Agreement.

4.5 Litigation.

(a) As of the date hereof, there is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the Knowledge of Parent, threatened against or affecting Parent or the Purchaser, or any executive officer or director of Parent or the Purchaser, that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, challenges the validity or propriety of the Offer or the Merger, or otherwise seeks to prevent or materially delay consummation of the Offer or the Merger or performance by Parent and the Purchaser of their material obligations under this Agreement.

(b) Neither Parent nor the Purchaser is subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, award or other finding that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.6 Information in the Information Statement. The information supplied by Parent or the Purchaser in writing expressly for inclusion or incorporation by reference in the Information Statement (and any amendment thereof or supplement thereto) will not, at the date mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

4.7 Information in the Offer Documents and the Schedule 14D-9. The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC, at the time of distribution or dissemination thereof to the stockholders of the Company, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or the Purchaser with respect to statements made in the Offer Documents based on information supplied by the Company in writing expressly for inclusion therein. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities laws.

4.8 Ownership of Company Capital Stock. Neither Parent nor the Purchaser is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement and the Support Agreement).

4.9 Sufficient Funds. Parent and the Purchaser will have all of the funds available as and when needed that are necessary to consummate the Offer and the Merger, to pay for the Top-Up Option Shares, and to perform their respective obligations under this Agreement.

4.10 Ownership of the Purchaser; No Prior Activities.

(a) The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, the Purchaser has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Parent Subsidiary or Affiliate of the Parent, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.11 Brokers. Except for Parent’s obligations to J.P. Morgan Securities LLC, Parent’s financial advisor, neither Parent, the Purchaser nor any of their respective stockholders, directors, officers, employees or Affiliates, has incurred or will incur on behalf of Parent, the Purchaser or any Parent Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

ARTICLE 5.

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as permitted or required by any other provision of this Agreement, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary and direct CPS to, (i) conduct its operations only in the ordinary and usual course of business and comply in all material respects with all applicable Laws and the requirements of all Company Permits, (ii) make all appropriate voluntary disclosures to Governmental Entities in respect of any violation of Law that could reasonably be expected to result in a Company Material Adverse Effect, and (iii) use commercially reasonable efforts to (A) maintain and preserve its business organization, assets, intangibles and properties and preserve the goodwill of its business relationships with customers, suppliers and others having substantial business dealings with it, (B) retain the services of its current officers and key employees, and (C) keep in full force and effect all insurance policies, other than in each case such changes made in the ordinary course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as permitted or required by any other provision of this Agreement, the Company shall not (unless required by applicable Law), and shall not permit any Company Subsidiary to, and direct CPS not to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company, any Company Subsidiary or CPS of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of the Company, any Company Subsidiary or CPS, other than (i) the issuance of Common Shares upon the conversion of Company Preferred Stock or the exercise of Company Options or Company Warrants outstanding as of the date hereof in accordance with their terms and (ii) the issuance of Company Options and Restricted Stock in amounts consistent with past practice to newly hired or promoted employees, newly engaged consultants or consultants whose responsibilities have been materially expanded; provided, that in the case of clause (ii), the total shares of Company Common Stock issued or to be issued pursuant to such Company Options or Restricted Stock awards does not exceed 10,000 shares of Company Common Stock in the aggregate;

(c) sell, pledge, dispose of, exit, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, exit, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property Rights and real property) of the Company, any Company Subsidiary or CPS, except pursuant to existing contracts or commitments or the sale or purchase of goods or services in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Company Subsidiary and the Company or another wholly-owned Company Subsidiary;

(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock;

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or any other securities;

(f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets (including real property), other than acquisitions of inventory or assets in the ordinary course of business for consideration that is individually not in excess of $750,000, or in the aggregate not in excess of $3,000,000;

(g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money, except (i) in connection with refinancings of existing indebtedness at the maturity thereof, or (ii) for borrowings under the Company’s existing credit facilities;

(h) make any material loans, advances (other than routine advances to employees of the Company, CPS or the Company Subsidiaries in the ordinary course of business consistent with past practice) or capital contributions to, or investments in (by property transfers, purchase of securities or otherwise), any Person, other than a Company Subsidiary;

(i) except as required by the terms of any Company Benefit Plan or other Contract in effect on the date hereof, (A) increase the compensation or benefits payable to its employees (other than officers), except for increases in salaries or wages in the ordinary course of business consistent with past practices; (B) increase the compensation or benefits payable to its directors or officers; (C) grant any severance or termination pay, except as otherwise required by Law; or (D) adopt, enter into, establish, amend, modify or terminate any awards under any material bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, profit-sharing, health or welfare, stock option or other equity (or equity-based) pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan (including any plan that would constitute a Company Benefit Plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, director, officer, other employee, consultant or Affiliate, except to reflect changes in Law and plan administration;

(j) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(k)(A) except as required by Law or the Treasury Regulations promulgated under the Code, make any change (or file any such change) in any method of Tax accounting for a material amount of Taxes, or (B) make or change any material tax election or settle or compromise any material liability for Taxes, file any amended Tax Return involving a material amount of additional Taxes (except as required by Law), or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns), other than, in each case, in the ordinary course of business and consistent with past practice;

(l) initiate, compromise or settle any litigation, proceeding or investigation that is material to the Company, CPS or the Company Subsidiaries taken as a whole (other than in connection with the enforcement of the Company’s rights under this Agreement), other than settlements or compromises of litigation (A) where the amount paid does not exceed $500,000 and (B) that do not involve equitable relief or admission of wrongdoing or misconduct;

(m) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business of liabilities, claims or obligations reflected or reserved against on the Company Financial Statements (or in the notes thereto) or incurred since the June 30, 2010 in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby;

(n) enter into any Company Material Contract or any Company Permit, or terminate or amend any Company Material Contract or Company Permit (other than amendments entered into in the ordinary course of business consistent with past practice), or (ii) except as permitted by Section 5.4, release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(o) make any capital expenditures, other than (i) capital expenditures covered by capital expenditure budgets previously delivered to Parent and (ii) capital expenditures not in excess of $750,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole during any three-month period;

(p) take any action that is intended or would reasonably be expected to result in any of the conditions to the Offer set forth in Annex I or the conditions to the Merger set forth in Article 6 not being satisfied; or

(q) authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

5.2 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Offer Documents, the Schedule 14D-9, the Information Statement and any Other Filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any Company Material Contracts, in connection with the Offer, the Merger or the other transactions contemplated by this Agreement, and (c) timely taking any such actions, seeking any such consents, approvals or waivers or making any such filings or furnishing information required in connection therewith or with the Offer Documents, the Schedule 14D-9, the Information Statement or any Other Filings.

5.3 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company, any Company Subsidiary or CPS is a party (which such Person shall use its reasonable best efforts to cause the counterparty thereto to waive), from the date of this Agreement to the Effective Time, the Company shall, and shall direct CPS or cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives, (collectively, “Company Representatives”) to: (i) provide to Parent and the Purchaser and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Parent Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof (including Tax Returns) and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, Personnel and other aspects of such party and its Subsidiaries as Parent or the Parent Representatives may reasonably request. No investigation conducted pursuant to this Section 5.3(a) shall affect or be deemed to modify or limit any representation or warranty made by the Company in this Agreement.

(b) With respect to the information disclosed pursuant to Section 5.3(a), Parent shall comply with, and shall cause the Parent Representatives to comply with, all of its obligations under the Confidentiality Agreement, dated as of June 6, 2010, by and between the Company and Parent (the “Confidentiality Agreement”).

5.4 No Solicitation of Transactions.

(a) Subject to Section 5.4(b), from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause the Company Subsidiaries and direct the Company Representatives and CPS not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, (iii) withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or the Purchaser, the Company Board Recommendation, (iv) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (v) resolve or agree to do any of the foregoing (the foregoing clauses (ii), (iii) or (v) (to the extent related to the foregoing clauses (ii) or (iii)), a “Change of Board Recommendation”). The Company shall immediately cease and cause to be terminated any solicitation, discussion or negotiation with any Persons conducted theretofore by the Company, the Company Subsidiaries, CPS or any of the Company Representatives with respect to any Acquisition Proposal and shall use its commercially reasonable efforts to cause to be returned or destroyed all confidential information provided by or on behalf of the Company, any Company Subsidiary or CPS to such Person.

(b) Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time following the date hereof and prior to the Acceptance Time (i) the Company has received a bona fide, unsolicited written Acquisition Proposal from a third party that did not result from a breach of this Section 5.4 and (ii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company, the Company Subsidiaries and CPS to the Person making such Acquisition Proposal, (B) release the Person making such Acquisition Proposal from any standstill or similar agreement that it entered into with the Company prior to September 30, 2010 to the extent necessary to allow such Person to make and negotiate such Acquisition Proposal, and (C) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, will not allow the Company Subsidiaries to, and will instruct CPS and the Company Representatives not to, disclose any information to such Person without first entering into an Acceptable Confidentiality Agreement and (y) will promptly provide to Parent any information concerning the Company, the Company Subsidiaries or CPS provided to such other Person which was not previously provided to Parent.

(c) The Company shall promptly (and in any event within 36 hours) notify Parent in writing in the event that the Company, any Company Subsidiary, CPS or any Company Representative has Knowledge of its receipt of (i) any Acquisition Proposal, (ii) any request for non-public information relating to the Company, any Company Subsidiary or CPS other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall promptly (and in any event within such 36 hours) provide to Parent a copy of such Acquisition Proposal, request or inquiry (or, where no such copy is available, a reasonable description of the material terms of such Acquisition Proposal, request or inquiry), including any modifications thereto. The Company shall keep Parent reasonably informed on a current basis (and in any event at Parent’s request and otherwise no later than 36 hours after it has Knowledge of the occurrence of any material changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, request or inquiry (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations. Without limiting the foregoing, the Company shall promptly (and in any event within 36 hours) notify Parent if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.4(b).

(d) Notwithstanding anything to the contrary contained in Section 5.4(a):

(i) if the Company receives a bona fide written Acquisition Proposal that was not solicited after the date hereof and did not otherwise result from a breach of this Section 5.4 which the Company

Board concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent, the Company Board may, at any time prior to the Acceptance Time, if it determines in good faith after consultation with outside counsel that the failure to take any of the following actions would be inconsistent with the fiduciary duties of the members of the Company Board to the Company’s stockholders under applicable Law, (x) effect a Change of Board Recommendation with respect to such Superior Proposal, or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that (1) no Change of Board Recommendation may be made and (2) no termination of this Agreement pursuant to this Section 5.4(d) may be made, in each case until after the third (3rd) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to make a Change of Board Recommendation or terminate this Agreement pursuant to this Section 5.4(d) and specifying the reasons therefor. In determining whether to make a Change of Board Recommendation, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to the notice contemplated in this Section 5.4(d) or otherwise; provided, further, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y) unless in advance of or concurrently with such termination the Company pays the Breakup Fee; and

(ii) except with respect to or in connection with any Acquisition Proposal (which is covered by Section 5.4(d)(i)), if the Company Board determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under applicable Law, the Company Board may at any time prior to the Acceptance Time effect a Change of Board Recommendation.

(e) Nothing contained in this Section 5.4 shall prohibit the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

5.5 Appropriate Action; Consents; Filings.

(a) The Company, Parent and Purchaser shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, CPS or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including without limitation the Offer and the Merger, and (iii) as promptly as reasonably practicable, and in any event within ten (10) Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Offer and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and (C) any other applicable Law; provided, that the Company and Parent shall cooperate with each other in connection with (x) preparing and filing the Offer Documents, the Schedule 14D-9, the Information Statement and any Other Filings, (y) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Offer or the Merger and (z) seeking any such actions, consents, approvals or waivers or making any such filings. The Company, Parent and Purchaser shall furnish to each other all information about such party required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries and instruct CPS to give) any notices to third parties, and use, and cause their respective Subsidiaries or instruct CPS to use, their reasonable best efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule, or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Offer or the Merger and seeking any such actions, consents, approvals or waivers.

(c) Without limiting the generality of anything contained in this Section 5.5, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any material communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Offer or the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Offer or the Merger, (i) without the prior written consent of Parent, none of the Company, any Company Subsidiary or CPS shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, and (ii) neither Parent nor the Purchaser shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(e) Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Entity (including under the HSR Act), neither Parent nor the Company (nor any of their respective Subsidiaries or affiliates) shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of the Company or the Company Subsidiaries.

5.6 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

5.7 Public Announcements. Each of the Company, Parent and the Purchaser agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except (x) as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, or (y) in respect of any Acquisition Proposal, any such release or announcement by Parent or, so long as the Company has complied with Section 5.4, the Company. The Company, Parent and the Purchaser agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent.

5.8 Employee Benefit Matters.

(a) For a period of at least one year following the Effective Time, Parent shall provide to each employee of the Company, CPS and each Company Subsidiary who continues to be employed by Parent, CPS or the Surviving Corporation (or any Subsidiary thereof) (the “Continuing Employees”) total compensation (including employee benefits other than equity based compensation and retention benefits and based on bonus opportunity rather than actual bonus payments) that is at least substantially comparable in the aggregate to the compensation provided to such Continuing Employees immediately prior to the execution of this Agreement.

(b) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct CPS to assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of Parent, CPS or the Surviving Corporation, as applicable.

(c) With respect to any employee benefit plan, program, policy and arrangement maintained by Parent, CPS or the Surviving Corporation (or any Subsidiary thereof) (collectively, the “Parent Benefit Plans”) in which any Continuing Employee may participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct CPS to, take such actions as are necessary to recognize all service of the Continuing Employees with the Company, CPS or a Company Subsidiary, as the case may be, for purposes of (i) vesting and eligibility and (ii) level of benefits (for purposes of vacation, severance and other service-based benefits, but not for purposes of benefit accruals under any defined benefit pension plan), to the same extent and for the same purposes that such service was recognized under a corresponding Company Benefit Plan as of the Effective Time; provided, however, that no such credit shall be required to the extent that it would result in a duplication of benefits for the same period of service.

(d) Parent shall, or shall cause the Surviving Corporation to, take such actions as are necessary to cause the group health plan maintained by Parent, CPS or the Surviving Corporation (or any Subsidiary thereof), to the extent such group health plan is made available to the Continuing Employees after the Effective Time, to (i) waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to the Continuing Employees and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the applicable Company Benefit Plan prior to the Effective Time) and (ii) provide the Continuing Employees with credit, for the calendar year in which the Effective Time occurs, for the amount of any out-of pocket expenses or deductible expenses that were covered by the applicable medical or dental Company Benefit Plan and are incurred by them during the calendar year in which the Effective Time occurs under a group medical or dental plan maintained by Parent, CPS or the Surviving Corporation (or any Subsidiary thereof).

(e) Parent shall, or shall cause the Surviving Corporation to, pay the amount of bonus that may become payable to eligible employees of the Company, CPS and each Company Subsidiary under the terms of the Company’s Management Incentive Plan and Employee Incentive Program for the fiscal year ending December 31, 2010.

(f) No provision of this Agreement shall create any third-party beneficiary or other rights in any Continuing Employee or former employee (including any beneficiary or dependent thereof) in respect of any benefits that may be provided, directly or indirectly, under any Parent Benefit Plan for Continuing Employees. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.8 shall impede or limit the Parent, the Company, the Surviving Corporation or any of their Affiliates from (x) terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law, or (y) amending or terminating any Company Benefit Plan or any Parent Benefit Plan following the Effective Time.

5.9 Indemnification of Directors and Officers.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless all past and present directors and officers of the Company or any Company Subsidiary (each a “Covered Person”) from and against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as a director, officer or employee of the Company or any Company Subsidiary occurring (or, in the case of an omission, that allegedly should have occurred) at or prior to the Effective Time, or (B) this Agreement, the Merger, the Offer, the Top-Up Option, the Support Agreements or any of the other transactions contemplated herein. Parent shall advance or shall cause the Surviving Corporation to advance to each Covered Person any expenses (including expenses incurred to enforce the provisions of this Section 5.9(a)) actually and reasonably incurred in defending any claims, actions, suits, proceedings or investigations with respect to the matters subject to indemnification pursuant to this Section 5.9(a) upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined by a final and non-appealable judgment issued by a court of competent jurisdiction that such Covered Person is not entitled to be indemnified pursuant to this Section 5.9(a), and such determination shall be made independently of the outcome of any determination made with respect to the underlying claim, action, suit proceeding or investigation.

(b) Neither Parent nor the Surviving Corporation shall settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation against a Covered Person for which indemnification may be sought under this Section 5.9 unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) For a period of six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Certificate and the Company Bylaws. The indemnification agreements, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company shall continue in full force and effect in accordance with their terms following the Effective Time.

(d) For six (6) years from and after the Effective Time, the Surviving Corporation shall maintain for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement (such 300% amount, the “Base Premium”); provided, further, that if such insurance coverage can only be obtained at an annual premium in excess of the Base Premium, the Surviving Corporation shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years after the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(e) In the event the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations of the Surviving Corporation set forth in this Section 5.9.

(f) The obligations under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.9 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

5.10 State Takeover Laws. If any “control share acquisition”, “fair price”, “business combination” or other anti-takeover Laws becomes or is deemed to be applicable to the Company, Parent or the Purchaser, the Offer, the Merger or the Top-Up Option, including the acquisition of Common Shares pursuant thereto, or the Support Agreements or any other transaction contemplated by this Agreement, then the Company Board shall take all action necessary to render such Law inapplicable to the foregoing.

5.11 Parent Agreement Concerning Purchaser and Adoption of this Agreement. Parent agrees to cause the Purchaser to comply with its obligations under this Agreement. Parent shall cause to be executed and delivered the documentation necessary to adopt this Agreement, in its capacity as the indirect controlling parent of the Purchaser, within twenty four (24) hours of its execution of this Agreement.

5.12 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Options pursuant to this Agreement or Common Shares pursuant to the Merger shall be an exempt transaction for purposes of Section 16.

5.13 Rule 14d-10(d) Matters. Prior to the Acceptance Time, the Company (acting through the Compensation Committee of the Company Board) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company, CPS or the Company Subsidiaries on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

5.14 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

5.15 Transfer Taxes. Parent shall pay all applicable sales, use, stock transfer, stamp or other similar transfer Taxes that are, or become, due or payable by the Company as a result of the transactions contemplated hereby.

ARTICLE 6.

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) This Agreement shall have been adopted by the requisite vote or consent of the stockholders of the Company, if required by applicable Law.

(b) The Purchaser shall have accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn in the Offer.

(c) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.

ARTICLE 7.

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, by Parent or the Company (by action taken or authorized by the Company Board in the case of any termination by the Company), whether before or after adoption of this Agreement by the stockholders of the Company:

(a) By mutual written consent of Parent and the Company at any time prior to the Acceptance Time;

(b) By either the Company or Parent, if the Offer (as it may have been extended pursuant to Section 1.1) expires as a result of the non-satisfaction of any condition to the Offer set forth in Annex I or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of this Agreement has caused or resulted in the non-satisfaction of any condition to the Offer set forth in Annex I or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder;

(c) By either the Company or Parent, at any time prior to the Acceptance Time, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the party seeking to terminate this Agreement shall have used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.5);

(d) By Parent, at any time prior to the Acceptance Time if (i) a Change of Board Recommendation (or any action by any committee of the Company Board which, if taken by the full Company Board, would be a Change of Board Recommendation) shall have occurred (whether or not in compliance with Section 5.4), (ii) the Company or the Company Board (or any committee thereof) shall (A) approve, adopt or recommend any Acquisition Proposal or (B) approve or recommend, or enter into or allow the Company, CPS or any of the Company Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement relating to an Acquisition Proposal, (iii) if any tender offer or exchange offer is commenced that, if successful, would result in any Person or Group becoming the Beneficial Owner of fifty percent (50%) or more of the outstanding Common Shares (calculated on a Fully Diluted Basis), the Company Board shall not have recommended that the Company’s stockholders reject such tender offer or exchange offer and not tender their Shares into such tender offer or exchange offer within five (5) Business Days after commencement of such tender offer or exchange offer, (iv) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents, or (v) the Company or the Company Board (or any committee thereof) shall publicly propose to do any of the foregoing;

(e) By the Company, at any time prior to the Acceptance Time if the Company Board determines to accept a Superior Proposal in accordance with Section 5.4(d); provided, however, that the Company shall simultaneously with such termination pay the Breakup Fee to Parent;

(f) By Parent or the Company, if the Acceptance Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(f) shall not be available to any party whose breach of this Agreement has caused or resulted in the failure of the Acceptance Time to have occurred on or before the Outside Date;

(g) By Parent, at any time prior to the Acceptance Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Offer contained in paragraph (c)(iii) or (c)(iv) of Annex I is not or would reasonably be likely to not be satisfied, (ii) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy or breach, and (iii) such Uncured Inaccuracy or breach is not reasonably capable of cure or at least forty-five (45) days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy or breach shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if: (A) any material covenant of Parent or the Purchaser contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects; or (B) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or the Purchaser contained in this Agreement; or

(h) By the Company, at any time prior to the Acceptance Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or the Purchaser contained in this Agreement or breach of any covenant of Parent or the Purchaser contained in this Agreement that shall have had or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon Parent’s or the Purchaser’s ability to consummate the Offer or the Merger, (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy or breach, and (iii) such Uncured Inaccuracy or breach is not reasonably capable of cure or at least forty-five (45) days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy or breach shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if: (A) any material covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects; or (B) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Purchaser, CPS or the Company or their respective Subsidiaries, officers or directors except (i) with respect to Section 5.3(b), Section 5.7, this Section 7.2 and Article 8 and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(e), then the Company shall pay to Parent, immediately prior to such termination, a termination fee of eighteen million dollars ($18,000,000) (the “Breakup Fee”). In the event that this Agreement is terminated by Parent pursuant to Section 7.1(d), then the Company shall pay the Breakup Fee to Parent within two (2) Business Days after such termination.

(c) In the event that: (i) this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(f), (ii) prior to the date of termination of this Agreement an Acquisition Proposal shall have been publicly disclosed and (iii) any Acquisition Proposal is consummated, or any agreement providing for an Acquisition Proposal is entered into by the Company, CPS or any Company Subsidiary, within six (6) months of the termination of this Agreement, then in such event, the Company shall pay Parent the Breakup Fee no later than two days after the consummation of such Acquisition Proposal; provided that for purposes of this Section 7.2(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “15%” shall be deemed to be references to “50%”.

(d) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent. In no event shall the Breakup Fee be paid more than once.

(e) Each of the Company, Parent and the Purchaser acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, the Purchaser and the Company would not enter into this Agreement and (iii) the Breakup Fee is not a penalty, but rather is a reasonable amount that will compensate Parent and the Purchaser in the circumstances in which such Breakup Fee is payable.

(f) Notwithstanding Section 7.2(b) or Section 7.2(d), in the event that this Agreement is terminated by Parent pursuant to Section 7.1(d)(i) (so long as an Acquisition Proposal has not been publicly announced and not withdrawn prior to such termination) or Section 7.1(d)(iii) and the Company does not, at such time, have cash on hand or availability under committed credit facilities sufficient to pay the Breakup Fee in full, then the Company may, at its option, pay to Parent (A) within two (2) Business Days after such termination, a portion of the Breakup Fee equal to at least $12,000,000 in cash, and (B) within forty-five (45) days after such termination, an amount equal to the remaining amount of the Breakup Fee (the “Deferred Payment”) plus interest on the Deferred Payment accruing at a rate of 15% per annum, compounded monthly, during such forty-five (45) day period. If the Company fails to repay in full the Deferred Payment, together with any accrued and unpaid interest thereon, within such forty-five (45) day period, interest will accrue on the unpaid amount at a rate of 20% per annum, compounded monthly, thereafter until paid in full. Notwithstanding the foregoing, upon the earlier of (i) the consummation of a Qualified Financing Transaction, (ii) the consummation of a transaction effecting an Acquisition Proposal, (iii) recommendation of an Alternative Proposal by the Company Board or (iv) the Company’s entry into an agreement providing for an Alternative Proposal, the Deferred Payment, together with all accrued and unpaid interest at such time, shall immediately become due and payable by the Company to Parent.

7.3 Amendment. Subject to Section 1.3(c), this Agreement may be amended by the Company, Parent and the Purchaser, whether before or after the adoption of this Agreement by the stockholders of the Company (by action taken by or on behalf of the Company Board in the case of the Company) at any time prior to the Effective Time; provided, however, that, after adoption of this Agreement by the Company’s stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4 Waiver. Subject to Section 1.3(c), at any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company’s stockholders, there may not be any extension or waiver of this Agreement which decreases any Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8.

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.2 Fees and Expenses. Subject to Section 7.2 hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

If to Parent or the Purchaser, addressed to it at:

General Electric Company

GE Healthcare

9900 W Innovation Dr.

Wauwatosa, Wisconsin 53226

Tel: (414) 721-3903

Fax: (414) 918-4634

Attention: Corporate Counsel - Business Development

with a copy to (for information purposes only):

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Tel: (312) 853-7000

Fax: (312) 853-7036

Attention: David J. Zampa

If to the Company, addressed to it at:

Clarient, Inc.

31 Columbia

Aliso Viejo, California 92656

Tel: (949) 425-5815

Fax: (949) 425-5865

Attention: Ronald A. Andrews

with a copy to (for information purposes only):

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

Tel: (213) 485-1234

Fax: (213) 891-8763

Attention: W. Alex Voxman

                  R. Scott Shean

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any offer or proposal (whether in writing or otherwise) concerning any (a) merger, consolidation, other business combination or similar transaction involving the Company, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of a Company Subsidiary or CPS), any Company Subsidiary or CPS representing 15% or more of the consolidated assets, revenues or net income of the Company, CPS and the Company Subsidiaries, (c) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) by any Person of Equity Interests representing 15% or more of the voting power of the Company, (d) transaction in which any Person will acquire Beneficial Ownership or the right to acquire Beneficial Ownership or any Group has been formed which beneficially owns or has the right to acquire Beneficial Ownership of, Equity Interests representing 15% or more of the voting power of the Company or (e) any combination of the foregoing (in each case, other than the Offer and the Merger).

“Affiliate” means, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first-mentioned Person.

“AGI Earnout Provisions” means Section 1.12 of the Agreement and Plan of Merger and Reorganization among the Company, Clarient Acquisition Corporation, Applied Genomics, Inc. and the other parties thereto dated as of December 21, 2009.

“Beneficial Ownership” (and related terms such as “Beneficially Owned” or “Beneficial Owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company-Licensed IP” means the Intellectual Property Rights licensed by the Company, CPS or any Company Subsidiary from a third party.

“Company-Owned IP” means the Intellectual Property Rights owned by the Company, CPS or any Company Subsidiary.

“Company Material Adverse Effect” means any change, event, development, condition, occurrence, state of facts or effect that (i) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, CPS and the Company Subsidiaries, taken as a whole or (ii) that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or performance by the Company of any of its material obligations under this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company, CPS and the Company Subsidiaries conduct business, to the extent the Company, CPS and the Company Subsidiaries are not materially and disproportionately affected thereby; (b) changes in the industries in which the Company, CPS and the Company

Subsidiaries operate, to the extent such changes do not materially adversely affect the Company, CPS and the Company Subsidiaries in a disproportionate manner relative to other participants in such industries; (c) any change attributable to the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including (i) any litigation resulting therefrom and (ii) any disruption in supplier, distributor, customer, partner or similar relationships; (d) any change arising from or relating to the Company’s compliance with the terms of this Agreement (other than the Company’s compliance with Section 5.1), or action taken, or failure to act, to which Parent has consented in writing; (e) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent the Company, CPS and the Company Subsidiaries are not materially and disproportionately affected thereby; (f) changes in Laws after the date hereof; (g) changes in GAAP after the date hereof; (h) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(i) of this definition); or (i) a decline in the price of the Company Common Stock on the NASDAQ or any other market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(i) of this definition).

Notwithstanding the foregoing, a “Company Material Adverse Effect” shall be deemed to have occurred if any change, event, development, condition, occurrence, state of facts or effect arising from or relating to the failure of the Company, any Company Subsidiary or CPS to comply with Law has resulted in or would reasonably be expected to result in (i) criminal liability or (ii) civil liability of $25 million or more in the aggregate, in each case to the Company, any Company Subsidiary, CPS, Parent or any of Parent’s Affiliates. For the avoidance of doubt, the parties agree that the immediately preceding sentence (and the materiality standards set forth therein) are not germane to the determination of whether any change, event, development, condition, occurrence, state of facts or effect not covered by the preceding sentence is a Company Material Adverse Effect.

“Contracts” means any of the agreements, arrangements, commitments, understandings, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Copyright” means U.S., international or foreign copyrights, copyright registrations, or any application therefor, including any copyright rights in computer software, source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing.

“CPS” shall mean Clarient Pathology Services, Inc.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, and common law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Substances or noise, odor, wetlands, pollution or contamination.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“Federal Health Care Program” means any plan or program that provides health care benefits, whether directly, through insurance, or otherwise, that is funded directly, in whole or in part, by the government of the United States of America (other than the Federal Employees Health Benefits Program), including the Medicare, Medicaid and TRICARE programs (described in Title XVIII of the SSA, Title XIX of the SSA, and Title 10, Chapter 55 of the U.S.C., respectively), or any state health care program (as defined in Section 1128(h) of the SSA).

“Fully Diluted Basis” means, as of any date, the number of Common Shares outstanding, plus the maximum number of Common Shares that may be issued (i) upon the conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities and similar rights or (ii) pursuant to earnout and milestone provisions in any Company Contracts.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any national, federal, state, county municipal, local or foreign government, self-regulatory body or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined, regulated as toxic or hazardous or as a pollutant or contaminant or waste, or for which standards of care are imposed under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property Rights” means all (A) Trademarks; (B) Patent Rights; (C) Copyrights; (D) Know-How; (E) rights in internet domain names and sites, URLs, and applications and registrations therefor; and (F) rights in Software.

“IRS” means the United States Internal Revenue Service.

“Know-How” means U.S., international or foreign trade secrets and/or nonpublic know-how, including, for example, information regarding inventions, discoveries (e.g., hybridomas and the antibodies they produce), improvements, concepts, ideas, methods, processes, designs, schematics, drawings, formulae, algorithms, technical data, specifications, research and development information, technology, databases, inventions for which patent applications have not yet been filed and other technical information, and other rights in know-how and confidential or proprietary information.

“Knowledge” of a Person means (i) with respect to the Company, the actual knowledge of Ronald Andrews, Michael Rodriguez, Michael Pellini, David Daly, Kenneth Bloom, Todd Barry, Robert Seitz, Douglas Ross, Ronald Collette, Glen Fredenberg, Melinda Griffith, Gretchen Enright and any other executive officer of the Company and (ii) with respect to Parent or the Purchaser, any executive officer of such Person; provided, however, that solely with respect to Section 5.4(c), the Knowledge of the Company shall also include the actual knowledge of the Company Board.

“Law” means any law (including common law), statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, standard, policy, guideline, award, injunction, decree or arbitration award or finding of any Governmental Entity, and any and all applicable Medicare or Medicaid billing and reimbursement statutes, regulations and Center for Medicare and Medicaid Services guidance.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Other Filings” means all filings made by, or required to be made by, the Company with the SEC, other than the Schedule 14D and the Information Statement.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence, state of facts or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or performance by Parent or the Purchaser of any of their material obligations under this Agreement.

“Patent Rights” means U.S., international or foreign patents, provisional patent applications, patent applications, design registrations, design registration applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reexaminations, reissues or additions, including supplementary certificates of protection, of or to any of the foregoing items.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law and (c) Liens which, individually or in the aggregate, are not or would not reasonably be expected to be, materially adverse to the Company, CPS or any Company Subsidiary in any material respect.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or Group (as defined in Section 13(d) of the Exchange Act).

“Qualified Financing Transaction” shall mean (x) the entry by the Company or any of its Subsidiaries into an agreement for the incurrence of indebtedness by the Company or any of its Subsidiaries, (y) the sale of debt or equity securities, or securities convertible into or exercisable or exchangeable therefor, of the Company or any of its Subsidiaries or (z) the sale or licensing outside the ordinary course of business of assets of the Company or any of its Subsidiaries, in each of case (x), (y) or (z), in an amount equal to or greater than $3,000,000.

“Registered IP” means all Intellectual Property Rights within the Company-Owned IP that has been recorded or registered or is otherwise the subject of an application, certificate, filing, or registration issued by, filed with, or recorded by any Governmental Entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (A) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and electronic compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts, library functions, algorithms, architecture, structure, display screens, development tools, and other information used to design, plan, organize or develop any of the foregoing, and (D) all documentation, including user manuals and training materials, relating to any of the foregoing. “Software” shall exclude mass market software that is commercially available and subject to “shrink-wrap” or “click-through” license agreement.

“SSA” means the United States Social Security Act, codified at Title 42, Chapter 7, of the United States Code.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a bona fide, written Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) made by a third party which, in the good faith judgment of the Company Board (after consultation with its financial advisor and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including any proposed sources of financing, the terms of any commitment by any proposed sources of financing and any financing related contingencies, (i) is reasonably likely to be consummated and (ii) if consummated, would result in a transaction that is more favorable from a financial point of view to the Company’s stockholders than the Offer and the Merger.

“Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest or penalties imposed with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Trademarks” means U.S., international or foreign all trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos and slogans, and all goodwill associated therewith.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to the Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured in all material respects since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of the Agreement or as of another particular date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of the Agreement or such other particular date, respectively, and the inaccuracy in such representation or warranty shall not have been cured in all material respects since such date.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Acceptance Time”	Section 1.3(a)
“Base Premium”	Section 5.9(d)
“Book-Entry Shares”	Section 2.2(b)
“Breakup Fee”	Section 7.2(b)
“Certificate of Merger”	Section 1.5
“Certificates”	Section 2.2(b)
“Change of Board Recommendation”	Section 5.4(a)
“Closing”	Section 1.5
“Closing Date”	Section 1.5
“COBRA”	Section 3.13(j)
“Common Consideration”	Section 2.1(a)
“Common Offer Price”	Recitals
“Common Shares”	Recitals
“Company”	Preamble
“Company Benefit Plan”	Section 3.13(a)
“Company Board”	Recitals
“Company Board Recommendation”	Recitals
“Company Bylaws”	Section 3.1(b)
“Company Certificate”	Section 3.1(b)
“Company Common Stock”	Section 3.2(a)
“Company Compensation Arrangement”	Section 3.14(c)
“Company Disclosure Schedule”	Article 3
“Company Financial Advisor”	Section 3.23
“Company Financial Statements”	Section 3.8(a)
“Company Material Contract”	Section 3.15(a)
“Company Options”	Section 2.4(a)
“Company Permits”	Section 3.6(a)
“Company Preferred Stock”	Section 3.2(a)
“Company Representatives”	Section 5.3(a)
“Company SEC Documents”	Section 3.8(a)
“Company Stock Plans”	Section 2.4(a)
“Company Stockholder Approval”	Section 3.26
“Company Subsidiary”	Section 3.1(a)
“Company Warrants”	Section 2.5
“Confidentiality Agreement”	Section 5.3(b)
“Continuing Directors”	Section 1.3(c)
“Continuing Employees”	Section 5.8(a)
“Covered Person”	Section 5.9(a)
“D&O Insurance”	Section 5.9(d)
“Deferred Payment”	Section 7.2(f)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3
“Effective Time”	Section 1.5
“Employment Compensation Arrangement”	Section 3.14(c)
“ERISA”	Section 3.13(a)
“ERISA Affiliate”	Section 3.13(a)
“Exchange Act”	Section 1.1(a)
“Expiration Date”	Section 1.1(d)

“Fairness Opinion”	Section 3.23
“Government Contracts”	Section 3.15(a)
“HIPAA”	Section 3.7
“Independent Directors”	Section 3.14(c)
“Information Statement”	Section 1.6(a)
“Initial Expiration Date”	Section 1.1(d)
“Insurance Policies”	Section 3.20
“IP Licenses”	Section 3.18(d)
“Lease Agreements”	Section 3.15(a)
“Leased Real Property”	Section 3.22(b)
“Merger”	Recitals
“Merger Agreement”	Annex I
“Merger Consideration”	Section 2.1(b)
“Minimum Condition”	Section 1.1(a)
“Multiemployer Plan”	Section 3.13(g)
“NASDAQ”	Section 1.3(a)
“Offer”	Recitals
“Offer Documents”	Section 1.1(h)
“Offer to Purchase”	Section 1.1(c)
“Option Payments”	Section 2.4(a)
“Outside Date”	Section 1.1(e)
“Parent”	Preamble
“Parent Benefit Plans”	Section 5.8(c)
“Parent Representatives”	Section 5.3(a)
“Parent Subsidiary”	Section 4.3
“Paying Agent”	Section 2.2(a)
“Preferred Consideration”	Section 2.1(b)
“Preferred Offer Price”	Recitals
“Preferred Shares”	Recitals
“Privacy and Security Rules”	Section 3.7
“Promissory Note”	Section 1.8(b)
“Purchaser”	Preamble
“Restricted Stock”	Section 2.4(b)
“Sarbanes-Oxley Act”	Section 3.8(a)
“Schedule 14D-9”	Section 1.2(a)
“Schedule TO”	Section 1.1(h)
“SEC”	Section 1.1(e)
“Section 16”	Section 5.12
“Shares”	Recitals
“Short Form Threshold”	Section 1.7
“Stockholder Consent”	Section 1.6(b)
“Support Agreements”	Recitals
“Surviving Corporation”	Section 1.4(a)
“Top-Up Closing”	Section 1.8(d)
“Top-Up Exercise Notice”	Section 1.8(d)
“Top-Up Notice Receipt”	Section 1.8(d)
“Top-Up Option”	Section 1.8(a)
“Top-Up Option Shares”	Section 1.8(a)
“Transactions Rule”	Section 3.7
“Warrant Payments”	Section 2.5

8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement (together with the Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

8.9 Assignment. The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties, provided that Parent or the Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or the Purchaser, as the case may be, of its obligations hereunder.

8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.11 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) The Offer, the Merger, this Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware (provided that, in the event that subject matter jurisdiction is unavailable in that court, then any such action or proceeding shall be commenced exclusively in any other Delaware State court, or Federal court of the United States of America, sitting in Delaware), (ii) agrees that any claim in respect of any such action or proceeding shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event that subject matter jurisdiction is unavailable in that court, then all such claims shall be heard and determined exclusively in any other Delaware State court, or Federal court of the United States of America, sitting in Delaware), (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (or any other Delaware State court, or Federal court of the United States of America, sitting in Delaware, in the event that subject matter jurisdiction is unavailable in the Court of Chancery of the State of Delaware), and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any of said courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts. This Agreement may be executed in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

8.15 Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, Controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Company, Parent or the Purchaser or any of their respective Affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or the Purchaser under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on Contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

General Electric Company, a New York corporation

By:	/S/ MICHAEL A. JONES
Name:	Michael A. Jones
Title:	VP, Business Development GE Healthcare

Crane Merger Sub, Inc., a Delaware corporation

By:	/S/ MICHAEL A. JONES
Name:	Michael A. Jones
Title:	President

Clarient, Inc. a Delaware corporation

By:	/S/ RONALD A. ANDREWS
Ronald A. Andrews
Chief Executive Officer and Vice Chairman

ANNEX I

CONDITIONS TO THE OFFER

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 22, 2010, by and among General Electric Company, Crane Merger Sub, Inc. and Clarient, Inc.

Notwithstanding any other provisions of the Offer and in addition to the Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable Law, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered Shares, if (a) the Minimum Condition shall not have been satisfied at the Expiration Date, (b) any waiting period or approval under the HSR Act or any similar merger notification Laws of any non-U.S. Governmental Entity applicable to the transactions contemplated by the Merger Agreement that is required to expire, terminate or be obtained prior to the Acceptance Time and any agreement with any Governmental Entity not to consummate the Offer has not expired, terminated or been obtained at or prior to the Expiration Date, or (c) any of the following conditions exist or has occurred and is continuing at the Expiration Date:

(i) there shall be pending any suit, action or proceeding by any Governmental Entity of competent jurisdiction against Parent, the Purchaser, the Company, CPS or any Company Subsidiary that does or would reasonably be expected to (A) prohibit the acquisition by Parent or the Purchaser of any Shares pursuant to the Offer or restrain or prohibit the making or consummation of the Offer or the Merger, (B) prohibit or impose material limitations on the ability of Parent or the Purchaser, or otherwise to render Parent or the Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or the Merger, or require divestiture of any or all of the Shares to be purchased pursuant to the Offer or in the Merger, or (C) prohibit or impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer or otherwise in the Merger, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company;

(ii) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or which is applicable to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that (x) results in any of the consequences referred to in clauses (A) through (C) of paragraph (i) above, or (y) has the effect of making the Offer, the Merger or any other transaction contemplated by the Merger Agreement illegal or prohibits or otherwise prevents the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement;

(iii)(A) any representation or warranty of the Company contained in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization) or Section 3.26 (Required Vote) shall fail to be true and correct in all material respects as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date (except for representations and warranties that relate to a specific date or time which need only be true and correct in all material respects as of such date or time), and (B) any representation or warranty of the Company contained in the Agreement (other than those referenced in the preceding clauses (A) and (B), without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall fail to be true and correct in any respect as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date (except for representations and warranties that relate to a specific date or time which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect;

Annex I-1

(iv) the Company shall have breached or failed, in any material respect, to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure shall not have been cured;

(v) since the date of the Merger Agreement, a Company Material Adverse Effect shall have occurred and be continuing;

(vi) the Purchaser shall have failed to receive a certificate of the Company, executed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Expiration Date, to the effect that the conditions set forth in paragraphs (iii), (iv) and (v) of this Annex I have not occurred;

(vii)(A) any Preferred Shares are then outstanding and (B) a majority of the Preferred Shares then outstanding, if any, shall not have been validly tendered in the Offer and not properly withdrawn prior to the Expiration Date;

(viii) the Company shall have ongoing obligations to issue Common Shares pursuant to the AGI Earnout Provisions; or

(ix) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Merger Agreement. Any reference in this Annex I or the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived, except such conditions that cannot be waived pursuant to the terms of the Merger Agreement. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and the Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex I-2